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EXHIBIT 99.1

FASTNET
CORPORATION
3864 COURTNEY STREET * SUITE 130
BETHLEHEM, PENNSYLVANIA 18017
WWW.FAST.NET

FSSTQ.OB

FOR IMMEDIATE RELEASE

           FASTNET(R) SIGNS ASSET PURCHASE AGREEMENT WITH US LEC CORP.

NOVEMBER 3, 2003 - BETHLEHEM, PA - FASTNET Corporation (FSSTQ.OB), announced today that it has entered into an Asset Purchase Agreement to sell substantially all of its assets, including its Broadband and Dial Up Internet Access, Co-location, and Managed Hosting business units, to US LEC Corp. for an estimated $6.8 million, which is subject to adjustment and includes the assumption of certain liabilities. The transaction does not include assets associated with FASTNET's Web Development and Wireless Access businesses. The completion of the transaction is contingent on the satisfaction of a number of conditions, including certain requirements under the Bankruptcy Code and approval of the United States Bankruptcy Court for the Eastern District of Pennsylvania. The transaction contemplated by the Asset Purchase Agreement with US LEC Corp. is expected to be completed in December, 2003.

R. Barry Borden, CEO of FASTNET, commented, "This agreement marks a major step forward in setting the stage for the conclusion of FASTNET's bankruptcy process and provides the assurance of continuity of service to our customers. We are excited that we have been able to maintain our original stated goal of resolving these issues within a six-month period. We are particularly pleased that we have fulfilled our commitment to our customers to bring top quality companies such as US LEC into the process to maintain the high degree of customer service and satisfaction that our loyal FASTNET customers have come to expect."

Headquartered in Charlotte, North Carolina, US LEC (NASDAQ: CLEC) is a super-regional telecommunications carrier providing voice, data and Internet services throughout 14 Southeast and Mid-Atlantic states. With more than 900 employees, US LEC serves over 75 markets and more than 14,000 medium and large-sized business customers.

FORWARD LOOKING STATEMENTS

This news release contains comments or information that constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve significant risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. The forward-looking statements in this release include, among others, statements relating to the timing of the transaction and the anticipated benefits thereof. These risks and uncertainties include, but are not limited to, the uncertainties related to the bankruptcy proceedings and whether the company will be successful in completing the sale, possible objections to the transaction from parties in interest in the company's Chapter 11 proceedings, any loss of customer or vendor support during the Chapter 11 proceedings, competition, and economic and other factors set forth in FASTNET's Form 10-K for the year ended December 31, 2002, as amended, and 10-Q for the quarter ended June 30, 2003.

The forward-looking statements included in this release are based on information available to FASTNET as of the date of this release, and FASTNET assumes no obligation to update any of these statements.

FOR MORE INFORMATION CONTACT:

R. BARRY BORDEN
FASTNET CORPORATION
CHAIRMAN, PRESIDENT & CEO
(610) 266-6700